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                                                                   EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 29th day of June, 1999, by and between Gulf Wide Industries, L.L.C., a Louisiana limited liability company (the "COMPANY"), and John M. Engquist, an individual resident of the State of Louisiana (the "EMPLOYEE").

                              W I T N E S S E T H :

     WHEREAS, the Company, Head & Engquist Equipment, L.L.C., a Louisiana limited liability company and wholly owned subsidiary of the Company ("HEAD & ENGQUIST"), and their respective subsidiaries (collectively, the "COMPANY GROUP") are engaged in the business of selling, renting and servicing industrial and construction equipment (the "BUSINESS"); and

     WHEREAS, the Company wishes to employ Employee as its Chief Executive Officer, and Employee wishes to accept such employment, on the following terms and conditions.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I

                                EMPLOYMENT; TERM

     SECTION 1.01 EMPLOYMENT. The Company hereby employs Employee and Employee accepts employment by the Company, on the terms and conditions contained in this Agreement.

     SECTION 1.02 TERM. The employment of Employee pursuant hereto shall commence on the date of this Agreement (the "EFFECTIVE DATE"), and shall remain in effect for an initial term expiring on the fifth anniversary of the Effective Date (the "INITIAL TERM"), unless sooner terminated pursuant to the provisions of Article VI. After the Initial Term, the Agreement and the employment of Employee hereunder shall continue and remain in effect until the thirtieth day after either party has given the other party written notice of its intent to terminate this Agreement, unless sooner terminated pursuant to the provisions of Article VI. The period of time between the Effective Date and the termination of this Agreement pursuant to its terms is herein referred to as the "TERM."

                                   ARTICLE II

                          DUTIES AND EXTENT OF SERVICE

     Employee shall serve the Company as its Chief Executive Officer and shall perform such services and duties for the Company Group as the Board of Directors of the Company may assign or delegate to him from time to time commensurate with Employee's education and experience or as provided in the Operating Agreement of the Company dated as of June 29, 1999 (as it may be amended from time to time, the "OPERATING AGREEMENT"). So long as Employee shall serve the Company as its Chief Executive Officer, Employee shall also serve as a member of the Board of

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Directors of the Company. Employee shall devote his full business time, attention, skill and effort exclusively to the performance of his duties for the Company Group and the promotion of its interests. During the Term it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civil or charitable boards or committees, (ii) deliver lectures and fulfill speaking engagements, or (iii) manage personal investments for so long as such activities do not materially interfere with the performance of Employee's responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company. Employee's duties hereunder shall be performed at the Company's current location at 11100 Mead Road, Baton Rouge, East Baton Rouge Parish, Louisiana, or only at any other office or location of the Company Group within thirty (30) miles of said current location.

                                   ARTICLE III

                                  COMPENSATION

     SECTION III.1 BASE SALARY. Employee shall be paid base salary (the "BASE SALARY") of $300,000 per annum, to be increased on January 1 of each year by an amount equal to 5% of the Base Salary for the prior year, less deductions and withholdings required by applicable law. The Base Salary shall be paid to Employee bi-weekly.

     SECTION III.2 BONUS. Employee shall receive a bonus ("BONUS") in such amount as may be proposed by the officers of the Company and approved annually by the Company's Board of Directors.

     SECTION III.3 INCENTIVE, SAVINGS AND RETIREMENT PLANS. In addition to Base Salary, Employee shall be entitled to participate during the Term in all incentive, savings and retirement plans, practices, policies and programs, which, in the aggregate, shall provide the Employee with compensation, benefits and reward opportunities at least as favorable as those in effect as of the Effective Date.

     SECTION III.4 WELFARE BENEFIT PLANS. During the Term, Employee and/or Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to other key employees, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs.

     SECTION III.5 EXPENSES. During the Term, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the policies, practices and procedures of the Company in effect, as of the Effective Date, for Employee.

     SECTION III.6 FRINGE BENEFITS. During the Term, Employee shall be entitled to fringe benefits, including use of two (2) automobiles in furtherance of Employee's position and duties and payment of related expenses and payment of any professional dues and dues for memberships, in

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accordance with the plans, practices, programs and policies of the Company in effect, as of the Effective Date, for Employee.

     SECTION III.7 OFFICE AND SUPPORT STAFF. During the Term, Employee shall be entitled to an office or offices of a size and with furnishings and other appointments and to secretarial and other assistance, at least equal to that provided to the Employee by the Company as of the Effective Date.

     SECTION III.8 VACATION. During the Term, Employee shall be entitled to paid vacation of three (3) weeks in accordance with the plans, policies, programs and practices of the Company in effect as of the Effective Date for Employee.

                                   ARTICLE IV

                                  NONDISCLOSURE

     SECTION IV.1 DEFINITION. "CONFIDENTIAL INFORMATION" shall mean all business information (whether or not in written form) which relates to the Company Group, any of its affiliates or their respective businesses or products and which is not to the public generally, including but not limited to technical notebooks and technical records; technical reports; trade secrets; unwritten knowledge and "know-how"; formulas; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; territory listings; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation and other personnel-related information; contracts; and supplier lists.

     SECTION IV.2 ACCESS. The parties hereto agree that during the course of his employment by the Company, Employee will have access to, and will gain knowledge with respect to, Confidential Information. The parties acknowledge that unauthorized disclosure or misuse of such Confidential Information would cause irreparable damage to the Company Group. Accordingly, Employee agrees to the nondisclosure covenants in this Article IV.

     SECTION IV.3 NONDISCLOSURE. Employee agrees that he shall not (except as may be required by law), without the prior written consent of the Company during his employment with the Company under this Agreement, and any extension or renewal hereof, and thereafter for so long as it remains Confidential Information, use or disclose or knowingly permit any unauthorized person to use, disclose or gain access to, any Confidential Information; PROVIDED, that Employee may disclose Confidential Information to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties under this Agreement.

     SECTION IV.4 RETURN OF DOCUMENTS. Upon termination of this Agreement for any reason, Employee shall return to the Company the original and all copies of all documents and correspondence in his possession relating to the business of the Company Group or any of its affiliates and shall not be entitled to any lien or right of retention in respect thereof.

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                                    ARTICLE V

                                 NONCOMPETITION

     SECTION V.1 DEFINITIONS. (a) "NONCOMPETE PERIOD" or "NONSOLICITATION PERIOD" shall mean the period beginning on the Effective Date and ending on the third anniversary of the date of termination of Employee's employment with the Company; PROVIDED, that if Employee's employment hereunder is terminated as a result of the occurrence of a No Cause Termination Event (as defined below), such period shall end on the later of (x) the second anniversary of the date of termination of Employee's employment with the Company and (y) the scheduled expiration cf the Term.

          (b) "TERRITORY" shall mean (i) the States of Texas, Mississippi, Arkansas and Tennessee, and the parishes of East Baton Rouge, Ascension, Jefferson, Orleans, Rapides, Calcasieu, Caddo, Bossier and Ouachita of the State of Louisiana, and (ii) without limiting the foregoing, the areas within 200 miles of the area where the Company Group or its affiliates conducted its business within one year prior to termination of Employee's employment including any areas where customers or actively sought customers of the Company Group were present.

     SECTION V.2 TRADE NAME. During the Noncompete Period, Employee agrees that he shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business conducted under any corporate or trade name of the Company or any name similar thereto without the prior written consent of the Company.

     SECTION V.3 NONCOMPETITION. During the Noncompete Period, and to the fullest extent permitted under applicable law, Employee agrees that he shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business engaged in the activities of selling, renting, and servicing industrial and construction equipment (except with regard to B C Equipment Sales, Inc., the ownership of a less than 5% stock interest in a publicly traded corporation, or owning an equity interest in the Company).

     SECTION V.4 NONSOLICITATION. During the Nonsolicitation Period, Employee agrees that he shall not, in any manner (other than as an employee of or a consultant to the Company or as a shareholder of B C Equipment Sales, Inc.), directly or indirectly:

          (a) solicit or attempt to solicit any business from any of the Company Group's customers, including actively sought prospective customers, with whom Employee had material contact during Employee's employment hereunder for purposes of providing products or services that are competitive with the Company Group's products or services; or

          (b) solicit or attempt to solicit for employment, on Employee's behalf or on behalf of any other person, firm or corporation, any other employee of the Company Group or its affiliates with whom Employee had material contact during his employment hereunder.

     SECTION V.5 SEVERABILITY. If a judicial determination is made that any of the provisions of this Article V constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of this Article V shall be rendered void only to the extent that such judicial

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determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of this Territory, any prohibited business activity or any time period from the coverage of this Article V and to apply the provisions of this Article V to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial authority. Moreover, notwithstanding the fact that any provision of this Article V is determined not to be specifically enforceable, the Company shall nevertheless be entitled to recover monetary damages as a result of Employee's breach of such provision. The time period during which the prohibitions set forth in this Article V shall apply shall be tolled and suspended for a period equal to the aggregate quantity of the time during which Employee violates such prohibitions in any respect.

     SECTION V.6 COVERAGE. Employee agrees that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business and the goodwill of the Company Group.

                                   ARTICLE VI

                            TERMINATION OF EMPLOYMENT

     The employment of Employee hereunder shall terminate prior to the scheduled expiration of the Term upon the occurrence of any of the following events:

          (a) the death or total disability of Employee (total disability meaning the failure of Employee to perform his normal required services hereunder for a period of three consecutive months during the term hereof by reason of Employee's mental or physical disability) (a "DISABILITY TERMINATION EVENT");

          (b) termination by the Company of Employee's employment hereunder, upon 10 days prior written notice to Employee, for "Good Cause", which shall exist upon the occurrence of any of the following: (i) Employee is convicted of, pleads guilty to, confesses to, or enters a plea of NOLO CONTENDERE to, any felony or any crime that involves moral turpitude or any act of fraud, misappropriation or embezzlement; (ii) Employee has engaged in a fraudulent act to the damage or prejudice of the Company or any affiliate of the Company; (iii) any act or omission by Employee involving malfeasance or gross negligence in the performance of Employee's duties to the Company and, within 10 days after written notice from the Company of any such act or omission, Employee has not corrected such act or omission; or (iv) Employee otherwise fails to comply with the terms of this Agreement or deviates from any written policies or directives of the Board of Directors and, within 10 days after written notice from the Company of such failure or deviation, Employee has not corrected such failure (in any such case, a "GOOD CAUSE TERMINATION EVENT");

          (c) termination by the Company of Employee's employment hereunder, upon 10 days prior written notice to Employee, for any reason other than as a result of a Good Cause Termination Event or Disability Termination Event (a "NO CAUSE TERMINATION EVENT"); or

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          (d)  voluntary termination by Employee of Employee's employment hereunder (a "VOLUNTARY TERMINATION EVENT").

                                   ARTICLE VII

                              RESULT OF TERMINATION

     SECTION VII.1 DISABILITY TERMINATION EVENT. If Employee's employment hereunder is terminated as a result of the occurrence of a Disability Termination Event, as of the date of termination of Employee's employment hereunder, the Company shall have no further obligation to pay Employee any Base Salary or any other additional benefits pursuant to this Agreement (other than medical insurance). The Company shall provide medical insurance substantially similar to the medical insurance provided to Employee and to his covered dependents (or exclusively to his covered dependents in the case of his death) prior to the termination of his employment for the three consecutive months immediately following such termination. Employee shall be entitled to receive a portion of the Bonus, if any, for the year in which Employee's termination of employment occurs prorated to the date on which Employee's employment is terminated. If such termination occurs prior to the end of any pay period, Employee shall be entitled to receive a portion of the Base Salary for such pay period prorated to the date on which Employee's employment is terminated.

     SECTION VII.2 TERMINATION UPON THE SCHEDULED EXPIRATION OF THE TERM OR AS RESULT OF VOLUNTARY OR GOOD CAUSE TERMINATION EVENTS. If Employee's employment hereunder is terminated upon the scheduled expiration of the Term or as a result of the occurrence of a Voluntary Termination Event or a Good Cause Termination Event, as of the date of the termination of Employee's employment, the Company shall have no further obligation to pay to Employee any Base Salary, Bonus or any other additional benefits pursuant to this Agreement. If such termination occurs prior to the end of any pay period, Employee shall be entitled to receive a portion of the Base Salary for such pay period prorated to the date an which Employee's employment is terminated.

     SECTION VII.3 TERMINATION AS RESULT OF NO CAUSE TERMINATION. If Employee's employment hereunder is terminated as a result of the occurrence of a No Cause Termination Event, the Company shall pay to Employee as severance pay his Base Salary, at the annual base rate in effect immediately prior to the date on which Employee's employment is terminated for the period from such date of termination through the later of (x) the last day of the Noncompete Period (it being agreed that the Company may in its sole discretion on 30 days notice to Employee waive all Employee's obligations under Article V in which case the last day of the Noncompete Period shall be deemed to be the date such waiver becomes effective) and (y) the scheduled expiration of the Term, and a portion of the Bonus, if any, for the year in which Employee's termination of employment occurs prorated to the date on which Employee's employment is terminated; PROVIDED, that the Company may, at any time, pay to Employee in a single lump sum an amount equal to the net present value (as determined in good faith by the Board of Directors of the Company) of the aggregate Base Salary remaining to be paid to Employee, calculated using a discount rate equal to The Chase Manhattan Bank's prime lending rate PER ANNUM in effect 30 days prior to such lump sum payment. In addition, the Company shall provide medical insurance substantially similar to the medical

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insurance provided to Employee prior to the termination of his employment for the three consecutive months immediately following such termination.

                                  ARTICLE VIII

                   INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS

     Employee acknowledges and agrees that the covenants and obligations of Employee with respect to noncompetition, non-disclosure, non-solicitation, confidentiality and the property of the Company Group and its affiliates relate to special, unique and extraordinary matters and that, notwithstanding any other provision of this Agreement to the contrary, a violation of any of the terms of such covenants and obligations will cause the Company Group and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Employee expressly agrees that the Company Group and its affiliates (which shall be express third-party beneficiaries of such covenants and obligations) shall be entitled to an injunction (whether temporary or permanent), restraining order or such other equitable relief (including the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations contained in Articles IV and V. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company Group or any such affiliate may have at law or in equity. Further, Employee represents that his experience and capabilities are such that the provisions of Articles IV and V will not prevent him from earning his livelihood.

                                   ARTICLE IX

                              TERMINATION; SURVIVAL

     This Agreement shall terminate upon the earlier of (x) the scheduled expiration of the Term and (y) the termination of Employee's employment hereunder pursuant to Article VI. Notwithstanding the foregoing Articles IV, V and VIII and, if Employee's employment terminates in a manner giving rise to a payment under Article VII, Article VII shall survive the termination of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

     SECTION X.1 NOTICE. Any notice to be given hereunder shall be deemed given when personally delivered to the party to receive such notice, or three business days after being mailed, postage prepaid, by registered or certified mail, as follows:

     If to the Company:

     Gulf Wide Industries, L.L.C.
     c/o Bruckmann, Rosser & Sherrill & Co., Inc.
     126 East 56th Street
     New York, NY  10022
     Attention:   Bruce C. Bruckmann

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                  Rice Edmonds

     If to Employee:

     John M. Engquist
     10241 Highway 10
     Ethel, LA 70730

     Such addresses may be changed by notice in writing to the other party as aforesaid.

     SECTION X.2 BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon Employee and his executor, administrator, heirs, personal representative and assigns, and the Company Group and its successors and assigns; PROVIDED, that Employee shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.

     SECTION X.3 INTERPRETATION. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Louisiana, without regard to the conflicts of law principles of such State. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

     SECTION X.4 AMENDMENTS. Except as provided in Section 7.03, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board of Directors and is agreed to in writing by Employee. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

     SECTION X.5 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION X.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     SECTION X.7 GUARANTY. Head & Engquist hereby guarantees the performance and payment by the Company of all obligations of the Company to Employee under this Agreement.

     SECTION X.8 ENTIRE AGREEMENT. This Agreement, together with the Operating Agreement, constitutes the entire agreement between the Company and Employee, and supersedes all prior

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agreements, if any, whether written or oral, between them, relating to
Employee's employment by the Company Group, unless expressly provided otherwise herein and except for (i) all rights of Employee under any other existing benefit plans established and adopted for employees of Company in general, (ii) all rights of Employee to indemnity under all indemnification provided by Company or any third parties, and (iii) other similar arrangements of Company and all agreements with respect to the foregoing.

                                    * * * * *

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                   GULF WIDE INDUSTRIES, L.L.C.


                                   By:  /s/ Terence L. Eastman
                                        ----------------------------------------
                                        Terence L. Eastman
                                        Sectretary


                                   HEAD & ENGQUIST EQUIPMENT, L.L.C.


                                   By:  /s/ Terence L. Eastman
                                        ----------------------------------------
                                        Terence L. Eastman
                                        Chief Financial Officer

                                   EMPLOYEE

                                   /s/ John M. Engquist
                                   ---------------------------------------------
                                   John M. Engquist